Contact: Craig Dunham
                                             Dynasil Corporation of
                                             America
                                             Phone: (856) 767-4600
                                             Email: cdunham@Dynasil.com

     Dynasil Announces Peter Sulick as New Director

WEST BERLIN, N.J. - June 12, 2008 - Dynasil Corporation of America (OTCBB: DYSL.OB), a photonics company headquartered in New Jersey, announced today that Mr.
Peter Sulick, founder of Independence Broadcasting
Corporation, PowerFone Inc., SSPCS Corp. and AmeriSite,
LLC, will be joining the Dynasil Board of Directors as Audit Committee Chairperson and Financial Expert.
Dynasil Chairman, James Saltzman states: "We are pleased to welcome Mr. Sulick to the Board. His financial expertise and entrepreneurial background will be a terrific addition for our plan to grow to $100M by 2012."

Peter Sulick is an entrepreneur with extensive background in building media and technology companies, executing their business strategy and building operations. He has served as CEO, CFO and Corporate
Controller engaging in an IPO, numerous large debt and equity financings, franchising and a $350 million leveraged buy-out. Since 1985, Mr. Sulick has founded and lead telecommunications companies subsequently acquired by Nextel and T-Mobile. In the early part of his career, Mr. Sulick was a principal financial officer for Cablevision Systems and has also held several senior-level financial positions at the Communications
Operations Group of ITT. He began his career in the audit department at Arthur Andersen & Co, in New York
City following graduate school. He is a CPA, earned his MBA in finance from the University of Massachusetts and a B.S. in Business Administration from The Citadel.
Mr. Sulick has been a significant investor in Dynasil since 2005.

Dynasil is currently an $11 million manufacturer of photonic products including optical materials, components, coatings and specialized instruments. In
December, 2007, Dynasil entered into a Letter of Intent to acquire a privately-owned, advanced instruments company that, if completed, is expected to more than triple revenues and profitability. "The acquisition would be transformational for Dynasil in that it would move us from a predominantly component-based supply chain to an instrumentation company with a considerable
IP portfolio and extensive technology capability. It is also expected to add significant cash flow," said CEO and President, Craig T. Dunham. The acquisition is expected to be completed in July 2008.

About Dynasil: Founded in 1960, Dynasil is a manufacturer of photonic products including optical materials, components, coatings and instruments for a broad range of applications markets in the medical, industrial and defense sectors. Its wholly-owned subsidiaries are located in New Jersey, Massachusetts and New York.

This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities
Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual
Report or Form 10-KSB and in the Company's other
Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.